Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR MAY 2012

Bellport, NY MAY 31, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $20.3 million for the four week fiscal month of May 2012, which ended May 26, 2012, versus $20.5 million for the four week fiscal month of May 2011, which ended May 28, 2011. On a year-to-date basis, total net sales were $78.4 million in the current year compared with $78.2 million last year. For the month of May 2012, comparable store sales decreased by 0.8%. Comparable store sales on a year-to-date basis increased by 1.1%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA MAY AND YEAR TO DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		(Decrease)		(Decrease)
		Increase		Increase		Increase

Number of Stores, May	341	(1.7%)	347	(5.7%)	368

May Total Retail Sales	$20,339	(0.8%)	$20,495	9.5%	$18,718

Year to date May Total Retail Sales	$78,447	0.3%	$78,243	10.7%	$70,680

May Comparable Store Sales		(0.8%)		11.8%		7.0%

Year to date May Comparable Store Sales		1.1%		13.6%		7.3%